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Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2015, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of CTS Corporation and subsidiaries on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of CTS Corporation on Forms S-8 (File No. 333-198235, effective August 19, 2014, File No. 333-159542, effective May 28, 2009, 333-116287, effective June 8, 2004, 333-106614, effective June 27, 2003, and 333-62202, effective June 4, 2001).

/s/ GRANT THORNTON LLP

Chicago, Illinois
February 24, 2015

48 CTS CORPORATION

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  Exhibit (23)